Exhibit 3.4

ATLANTIC/143 L.L.C.

LIMITED LIABILITY COMPANY AGREEMENT

dated as of February 26, 2004, effective as of August 22, 1997 (this “Agreement”), adopted by Atlantic Recording Corporation, a Delaware corporation, as the member.

Preliminary Statement

The member has formed a limited liability company (the “Company”) under the Delaware Limited Liability Company Act (the “Act”) for the purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the Act.

Accordingly, the member hereby adopts the following as the “Operating Agreement” of the Company within the meaning of the Act:

1.                                       Formation.     The Company has been previously formed as a limited liability company pursuant to the provisions of the Act by Leif A. Tonnessen, an authorized person, by the filing of the Certificate of Formation for the Company with the Secretary of State of the State of Delaware as of the date hereof. The member hereby adopts, confirms and ratifies said Certificate and all acts taken by Leif A. Tonnessen in connection therewith.

2.                                       Name.     The name of the Company is: “ATLANTIC/143 L.L.C.” The Company was formed originally under the name “Got To Be Real L.L.C.”

3.                                       Purpose.     The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

4.                                       Registered Office.     The registered office of the Company in the State of Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. At any time, the Company may designate another registered office.

5.                                       Registered Agent.     The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. At any time the Company may designate another registered agent.

6.                                       Member.     The name and the address of the sole member of the Company is as follows:

Atlantic Recording Corporation
1290 Avenue of the Americas
New York, NY 10104

7.                                       Management.     Management of the Company is vested exclusively in the sole member and the sole member may delegate management responsibility as deemed necessary or appropriate.

8.                                       Dissolution.     The Company shall be dissolved and its affairs shall be wound up upon the earliest to occur of: (a) a decision made at any time by the member to dissolve the Company; (b) the sale, condemnation or other disposition of all of the Company’s assets and the receipt of all consideration therefor; or (c) the bankruptcy or dissolution of the members.

9.                                       Liquidation.     Upon a dissolution pursuant to Section 8, the Company’s business and the Company’s assets shall be liquidated in an orderly manner. The member shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of the Company’s assets in accordance with the Act in any reasonable manner that the liquidator shall determine to be in the best interests of the Company.

10.                                 Initial Capital Contributions; Percentage Interests.    The initial cash capital contribution made by the member and the percentage interest of the member in the Company is as follows:

Member	Initial Capital Contribution	Percentage Interest

Atlantic Recording Corporation	$1.00	100%

11.                                 Additional Contributions.     The member shall have no obligation to make any additional capital contribution to the Company after the date hereof, but may agree to do so from time to time.

12.                                 Distributions.     Distributions shall be made to the member at the times and in the aggregate amounts determined by the member.

13.                                 Admission of Additional or Substitute Members.     No substitute or additional member shall be admitted to the Company without the written approval of the member, acting in their sole discretion.

14.                                 Liability of Members and Officers.     No member, member designee, or officer (each, an “Indemnified Person”) shall have any liability for the obligations or liabilities of the Company, except to the extent, if any, expressly provided in the Act.

15.                                 Exculpation and Indemnification of Indemnified Persons.      (a) No Indemnified Person shall be personally liable for any breach of duty in such person’s capacity as a member, member designee or officer of the Company; provided, however, that the foregoing shall not eliminate or limit the liability of any Indemnified Person if a judgment or other final adjudication adverse to the Indemnified Person establishes (i) that the Indemnified Person’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that the Indemnified Person in fact personally gained a financial profit or other advantage to which the Indemnified Person was not legally entitled or (iii) that, with respect to a distribution subject to Section 508(a) of the Act, the acts of the Indemnified Person were not performed in accordance with Section 409 of the Act.

(b)                                 The Company shall, to the fullest extent permitted by the Act, indemnify and hold harmless, and advance expenses to, any Indemnified Person against any losses, claims, damages or liabilities to which the Indemnified Person may become subject in connection with this Agreement or the Company’s business or affairs.

(c)                                  Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Company under paragraph (b) above shall:

(i)                                     be in addition to any liability that the Company may otherwise have;

(ii)                                  extend upon the same terms and conditions to the directors, committee members, officers, partners and members of the Indemnified Persons;

(iii)                               inure to the benefit of the successors, assigns, heirs and personal representatives of the Indemnified Person and any such persons; and

(iv)                              be limited to the assets of the Company.

(d)                                 This Section 15 shall survive any termination of this Agreement and the dissolution of the Company.

16.                                 Amendments.     This Agreement may be amended only by written instrument executed by the member.

17.                                 Benefits of Agreement.     None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any member.

18.                                 Governing Law.     THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

19.                                 Headings.     The titles of Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.

20.                                 Severability.     Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

Atlantic Recording Corporation,
its sole member

By:	/s/ Paul Robinson
Name: Paul Robinson
Title: Vice President